Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUPERIOR ESSEX INC.

FIRST:                The name of the corporation is Superior Essex Inc. (hereinafter referred to as the “Corporation”).

SECOND:           The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware.  The name of its registered agent at that address is Corporation Service Company.

THIRD:               The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:           The total number of shares of all classes which the Corporation shall have authority to issue is 1,200,000 shares, of which 1,000,000 shares, par value of each share is $0.01, shall be of a class designated “Common Stock” and 200,000 shares, par value of each share is $0.01, shall be of a class designed “Preferred Stock”, of which 200,000 shares have been designated Series A Voting Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”)

(1)        Common Stock.  The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall have the right to cast one vote for each share for the election of Directors and on all other matters upon which stockholders are entitled to vote.

(2)        Reserved.

(3)        Series A Preferred Stock.

 (a)      Ranking.  The Series A Preferred Stock shall rank, with respect to payment of dividends, (i) senior to the Common Stock, whether now outstanding or hereafter issued, and to each other class or series of stock of the Corporation (including any series of preferred stock established after July 31, 2008 by the Board of Directors) the terms of which do not expressly provide that such class or series will rank senior to or pari passu with the Series A Preferred Stock as to payment of dividends (collectively referred to as “Junior Securities”); (ii) pari passu with each class or series of stock of the Corporation (including any series of preferred stock established after July 31, 2008 by the Board of Directors), the terms of which expressly provide that such class or series will rank pari passu with the Series A Preferred Stock as to payment of dividends (collectively referred to as “Parity Securities”); and (iii) junior to each other class or series of stock of the Corporation (including any series of preferred stock established after July 31, 2008 by the Board of Directors), the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to payment of dividends (collectively referred to as “Senior Securities”).

(b)       Dividends.

(i)  General.  Dividends on the Series A Preferred Stock shall be payable semi-annually in cash, when, as and if declared by the Board of Directors or a duly authorized committee thereof, out of the assets of the Corporation legally available therefor, on February 1 and August 1 of each year (or the following Business Day, as defined below, if such day is not a Business Day) (each such date being referred to herein as a “Dividend Payment Date”) in an amount equal to the greater of (a) $17.50  per share and (b) the greater of the aggregate per share amount of all cash dividends, non-cash dividends or other distributions (other than a dividend payable in shares in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared and paid on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the date of issue.  The amount of dividends payable for the initial Dividend Payment Date or for any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in any period of less than one month.  The amount of dividends payable on the Series A Preferred Stock shall be rounded to the nearest cent, with one-half cent being rounded upwards.

A dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date or, if none, the date of issue and ending on the day immediately prior to the next Dividend Payment Date.  Dividends payable, when, as and if declared, on a Dividend Payment Date shall be payable to Holder of record as it appears on the stock books of the Corporation on the later of (i) the close of business on the first calendar day (or the following Business Day if such first calendar day is not a Business Day) of the calendar month in which the applicable Dividend Payment Date falls and (ii) the close of business on the day on which the Board of Directors or a duly authorized committee thereof declares the dividend payable (each, a “Dividend Record Date”).

Dividends on the Series A Preferred Stock shall be cumulative if the Corporation fails to declare one or more dividends on the Series A Preferred Stock in any amount, whether or not there are assets of the Corporation legally available for the payment of such dividends in whole or in part.

Holder shall not be entitled to any dividend in excess of the then-applicable full dividends calculated pursuant to this Section 3(b)(i) of this Article Fourth

(including accumulated dividends, if any) on shares of Series A Preferred Stock.  No interest or sum of money in lieu of interest shall be payable in respect of any dividend or payment which may be in arrears.

Dividends in arrears on the Series A Preferred Stock not declared for payment or not paid on any Dividend Payment Date may be declared by the Board of Directors or a duly authorized committee thereof and paid on any date fixed by the Board of Directors or a duly authorized committee thereof, whether or not a Dividend Payment Date, to the Holder of record as it appears on the stock register of the Corporation on a Dividend Record Date, which shall (i) not precede the date the Board of Directors or an authorized committee thereof declares the dividend payable and (ii) not be more than 60 days prior to the date the dividend is paid.

(ii)  Payment Restrictions.  The Corporation may not declare or pay any dividend or make any distribution of assets on, or redeem, purchase or otherwise acquire, pay or make available any monies for a sinking fund for, Junior Securities or Parity Securities, unless all accumulated and unpaid dividends on the Series A Preferred Stock for all prior dividend periods and the full dividend for the current dividend period have been or contemporaneously are declared and paid or set apart for payment; provided, however, that the Corporation may at any time declare and pay dividends for Common Stock in an amount not to exceed the aggregate amount of accrued and unpaid interest and fees under any credit facilities of the holder of the Common Stock, for the purpose of payment of such interest and fees.

(c)       Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Holder shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders of the

Corporation, before any distribution of assets is made on the Common Stock or any other Junior Securities, $1,000 per share, subject to adjustment as provided in Section 3(k)(ii) of this Article Fourth hereof (the “Liquidation Preference Amount”), plus an amount equal to the sum of all accumulated and unpaid dividends (whether or not declared) for the then-current dividend period and all dividend periods prior thereto.

Neither the sale of all or substantially all of the property or business of the Corporation (other than in connection with the voluntary or involuntary liquidation, dissolution or winding up of the Corporation), nor the merger, conversion or consolidation of the Corporation into or with any other Person, nor the merger, conversion or consolidation of any other Person into or with the Corporation shall constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation for the purposes of the foregoing paragraph. After the payment to Holder of the full preferential amounts provided for above, Holder as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to Holder upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full all amounts to which Holder is entitled as provided above, no such distribution shall be made on account of any other stock of the Corporation ranking pari passu with the Series A Preferred Stock as to the distribution of assets upon such liquidation, dissolution or winding up, unless a pro rata distribution is made on the Series A Preferred Stock and such other stock of the Corporation, with the amount allocable to each series of such stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each series being made on a pro rata basis.

(d)       Voting Rights.

(i)  So long as any Series A Preferred Stock is outstanding, in addition to any other vote of stockholders of the Corporation required under applicable law or the Certificate of Incorporation, each outstanding share of Series A Preferred Stock shall be entitled to one vote on all matters voted on by holders of Common Stock, voting with such holders as a single class.

(ii)  So long as any Series A Preferred Stock is outstanding, in addition to any other vote of stockholders of the Corporation required under applicable law or the Certificate of Incorporation or permitted under Section 3(d)(i) of this Article Fourth, the affirmative vote or consent of Holder will be required for any amendment (including in connection with any merger, consolidation or otherwise) of the Certificate of Incorporation if the amendment would alter or change the powers, preferences, privileges or rights of Holder so as to affect it adversely.

(iii)  So long as any Series A Preferred Stock is outstanding, in addition to any other vote of stockholders of the Corporation required under applicable law or the Certificate of Incorporation or permitted under Section 3(d)(i) of this Article Fourth, the affirmative vote or consent of Holder will be required prior to the issuance by the Corporation of any preferred stock Parity Securities or preferred stock Senior Securities.

(e)       Automatic Conversion.  Each share of Series A Preferred Stock will automatically convert (unless previously converted at the option of Holder in accordance with Section 3(f) of this Article Fourth, into such number of fully paid and non-assessable shares of Common Stock, as is determined by dividing the Liquidation Preference Amount by the Conversion Price, each in effect at the time of the conversion, on the date that is six months after the sixth anniversary of the Series A Original Issue Date (the “Automatic Conversion Date”) unless the Holder has delivered to the Corporation a written notice of its election to require the Corporation to redeem the Series A Preferred Stock in accordance with Section 3(j)(ii) of this Article Fourth.

Dividends on the shares of Series A Preferred Stock shall cease to accrue and such shares of Series A Preferred Stock shall cease to be outstanding on the Automatic Conversion Date.  The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates, if any, representing the new shares of Common Stock and for any payment of cash in respect of accumulated and unpaid dividends on the Series A Preferred Stock or cash in lieu of fractional shares, if any, in exchange for and contingent upon the surrender of certificates representing the shares of Series A Preferred Stock (if such shares are held in certificated form), and the Corporation may defer the payment of dividends on such shares of Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the shares of Series A Preferred Stock, provided that the Corporation shall give the holder such notice of any such actions as the Corporation deems appropriate and upon surrender such Holder shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to the Automatic Conversion Date.  Amounts payable in cash in respect of the shares of Series A Preferred Stock or in respect of such shares of Common Stock shall not bear interest.

(f)        Conversion at the Option of the Holder.

(i)  Each share of Series A Preferred Stock is convertible at the option of Holder (“Optional Conversion”), at any time and from time to time, into such number of fully paid and non-assessable shares of Common Stock, as is determined by dividing the

Liquidation Preference Amount by the Conversion Price, each in effect at the time of the conversion.

(ii)  Optional Conversion of shares of Series A Preferred Stock may be effected by delivering certificates evidencing such shares (if such shares are held in certificated form), together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank (and, if applicable, payment of an amount equal to the dividend payable on such shares pursuant to paragraph (iii) below), to the Corporate Trust Office of the Transfer Agent for the Series A Preferred Stock or to any other office or agency maintained by the Corporation for that purpose. Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied.

(iii)  Holder shall be entitled to receive any dividend payable on such shares of Series A Preferred Stock on the corresponding Dividend Payment Date (if such dividend has been declared) notwithstanding the Optional Conversion of such shares following such Dividend Record Rate and prior to such Dividend Payment Date. However, any shares of Series A Preferred Stock surrendered for Optional Conversion after the close of business on a Dividend Record Date and before the opening of business on the corresponding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Except as provided above, upon any Optional Conversion of shares of Series A Preferred Stock, the Corporation shall make no payment or allowance for unpaid preferred dividends, whether or not in arrears, on such shares of Series A Preferred Stock as to which Optional Conversion has been effected or for dividends or distributions on the shares of Common Stock issued upon such Optional Conversion.

(g)               Anti-dilution Adjustments.

(i)  The number of shares of Common Stock to be delivered upon conversion as set forth in Sections 3(d) or 3(e) of this Article Fourth shall be subject to the following adjustments:

(a)       Stock Dividends.  In case the Corporation shall pay or make a dividend or other distribution on the Common Stock in Common Stock, the Conversion Price shall be decreased by multiplying the Conversion Price then in effect by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of stockholders of the Corporation entitled to receive such dividend or other distribution and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such decrease to become effective immediately after the opening of business on the day following the date fixed for such determination.

(b)       Stock Splits; Reverse Splits; and Combinations.  In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, or, conversely, combined or reclassified into a smaller number of shares of Common Stock, the Conversion Price shall be proportionately increased or reduced, as the case may be, such increase or reduction to become effective immediately after the opening of business on the day following the day upon which such subdivision, split, reclassification or combination becomes effective.

(c)       Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(g)(ii)) of this Article Fourth, without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the applicable Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(g)(ii) of this Article Fourth).  For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully-diluted basis, as if all shares of Series A Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(d)       Calculation of Adjustments.  All adjustments pursuant to this Section 3(g)(i) of this Article Fourth shall be calculated to the nearest cent. No such adjustment shall be required unless such adjustment would require an increase or decrease in the Conversion Price of at least $0.01; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment to the Conversion Price.

(e)       Notice of Adjustment.  Whenever any adjustment is made pursuant to this Section 3(g)(i), the Corporation shall forthwith compute the adjusted Conversion Price in accordance with this Section 3(g)(i) and prepare and transmit to the Transfer Agent and to the Holder a written notice of the occurrence of such event and a statement setting forth in reasonable detail the method by which any such adjustment was determined and setting forth the adjusted Conversion Price.

(ii)       Deemed Issue of Additional Shares of Common Stock.

(a)       If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities (as defined in Section 3(g)(i) of this Article Fourth)) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)         If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 3(g)(i) of this Article Fourth, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security (giving effect to any unrelated Conversion Price adjustments made pursuant to Section 3(g) of this Article Fourth between the original date of issuance of such Option or Convertible Security and such date of readjustment).  Notwithstanding the foregoing, no readjustment pursuant to this clause  (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security.

(c)       If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 3(g)(i) of this Article Fourth (either because the consideration per share (determined pursuant to Section 3(g)(iii) of this Article Fourth) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 3(g)(ii)(a) of this Article Fourth) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)       Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 3(g)(i) of this Article Fourth, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)       If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 3(g)(ii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 3(g)(ii)).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 3(g)(ii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iii)  Determination of Consideration.  For purposes of this Section 3(g)(iii), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)       Cash and Property.  Such consideration shall:

(1)       insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, deducting amounts paid or payable for accrued interest or declared dividends and any underwriting or other sales commissions;

(2)       insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3)       in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b)       Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(g)(ii) of this Article Fourth, relating to Options and Convertible Securities, shall be determined by dividing

(1)       the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)       the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(iv)  Adjustment for Merger or Reorganization, etc.  If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 3(g)(i) of this Article Fourth), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 3(g)(iv) with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 3(g) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(v)  The Corporation shall be solely responsible for making all calculations under this Section 3(g).  The Corporation covenants to make all such calculations in good faith.  Absent manifest error, such calculations shall be final and binding on all holders of shares of the Series A Preferred Stock.

(h)       Definitions.

(i)  “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(g)(ii) of this Article Fourth above, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(a)       shares of Common Stock issued and issuable upon conversion of the Series A Preferred Stock issued pursuant to the Share Subscription Agreement by and between NPS-KBIC Private Equity Fund No. 1 and Cyprus Acquisition Merger Sub, Inc.;

(b)       shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock; or

(c)       shares of Common Stock, Options or Convertible Securities issued by reason of a stock dividend, stock split, reverse split or combination that is covered by Section 3(g)(i)(a) or Section 3(g)(i)(b) of this Article Fourth.

(ii)  “Affiliate” has the same meaning as given to that term in Rule 405 of the Securities Act or any successor rule thereunder.

(iii)  “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Corporation to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

(iv)  “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.

(v)  “Closing Price” of the Common Stock on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) per share on the New York Stock Exchange (or, if the Common Stock or

such other security is not listed on the New York Stock Exchange, such other national or regional exchange or market on which the Common Stock or such other security is then listed or quoted or, if the Common Stock or such other security is not listed or quoted on a national or regional exchange or market, the last quoted price or, if not so quoted, the average of the high bid and low asked prices on such other nationally recognized quotation system then in use, or, if the Common Stock or such other security is not quoted on any such quotation system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors in good faith making a market in the Common Stock or such other security) on such date.

(vi)  “Conversion Price” means $1,000, subject to adjustment as provided in Section 3(g) of this Article Fourth.

(vii)  “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(viii)  “Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

(ix)  “Current Market Price Per Share” of Common Stock at any date shall be deemed to be the twenty (20) consecutive Trading Day volume weighted average sales price of the Corporation’s Common Stock on the New York Stock Exchange (or, if the Common Stock or such other security is not listed on the New York Stock Exchange, such other national or regional exchange or market on which the Common Stock or such other security is then listed or quoted or, if the Common Stock or such other security is not listed or quoted on a national or regional exchange or market, the last quoted price or, if not so quoted, the average of the high bid and low asked prices on such other nationally recognized quotation system then in use, or, if the Common Stock or such other security is not quoted on any such quotation system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors in good faith making a market in the Common Stock or such other security.  If the Common Stock or such other security is not publicly held, or so listed, quoted or publicly traded, the Current Market Price Per Share means the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors) immediately prior to the date in question.

(x)  “Facility Agreement” means that certain Facility Agreement, dated as of July 31, 2008, by and among Cyprus Investments, Inc., a Delaware corporation, LS Corp., a Korean corporation, LS Cable Ltd., a Korean corporation, The Korea Development Bank, Hana IB Securities Inc., Kookmin Bank, the institutions named as Original Lenders therein, the institution named as Agent therein and the institution named as Security Agent therein.

(xi)  “Holder” means a holder of record of the Series A Preferred Stock.

(xii)  “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(xiii)  “Redemption Price” means, per share of Series A Preferred Stock, (A) the Liquidation Preference Amount, plus assumed dividends thereon calculated at 7.0% per annum, compounded annually to the date of redemption, less (B) the amount of any dividend or distribution paid with respect to such share prior to redemption, plus assumed dividends thereon calculated at 7.0% per annum, compounded annually from the date of such payment to the date of redemption.

(xiv)  “Trading Day” means any day on which (a) there is no Market Disruption Event (as defined herein) and (b) the New York Stock Exchange (or, if the Common Stock or such other security is not listed on the New York Stock Exchange, such other national or regional exchange or market on which the Common Stock or such other security is then listed or quoted) is open for trading, or, if the Common Stock (or such other property) is not listed on a national or regional securities exchange, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

(xv)  “Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Common Stock (or any other securities, cash or other property into which the Series A Preferred Stock may become convertible) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in the Common Stock (or such other property) or in any options, contracts or future contracts relating to the Common Stock (or such other property), and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(xvi)  “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

(xvii)  “Transfer Agent” means Cyprus Acquisition Merger Sub, Inc., unless and until a successor is selected by the Corporation, and then such successor.

(i)        Fractional Shares.  No fractional shares of Common Stock shall be issued to Holder. In lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of the Series A Preferred Stock surrendered by Holder upon a conversion as described in Sections 3(d) or 3(e) of this Article Fourth or which would otherwise be issuable in respect of a stock dividend payment upon a conversion as described in Section 3(g) of this Article Fourth, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price Per Share determined as of the second Trading Day immediately preceding the effective date of conversion.  If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by or for Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

(j)        Redemption

(i)  The Series A Preferred Stock is not subject to optional redemption by the Corporation.

(ii)  The Series A Preferred Stock shall be redeemable by the Corporation, in whole but not in part, at the option of Holder at any time (unless previously converted in accordance with Sections 3(e) or 3(f) of this Article Fourth.  If Holder elects to require the Corporation to redeem the Series A Preferred Stock, it shall deliver a written notice, which notice may not be conditional and shall be signed by Holder and countersigned by LS Cable Ltd., to the Corporation.  Upon the receipt of such notice, the Corporation shall deliver mail or cause to be mailed by first-class mail notices of redemption at Holder’s registered address.

(iii)  The notice of redemption shall state (a) the date of redemption, which shall be no more than 60 days from the date of receipt by the Corporation of Holder’s election notice and (b) the Redemption Price and a reasonably detailed calculation thereof.  The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not Holder receives such notice.

(iv)  The redemption price for such Series A Preferred Stock shall be paid in cash out of funds legally available for such purpose, at the Redemption Price.

(k)       Miscellaneous.

(i)  The semi-annual dividend amount set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

(ii)  The liquidation preference and the semi-annual dividend amount applicable to the Series A Preferred Stock set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

(iii)  For the purposes of Section 3(g) of this Article Fourth, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

(iv)  The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock not theretofore converted.

(v)  The Corporation covenants that any shares of Common Stock issued upon conversion of the Series A Preferred Stock or issued in respect of a stock dividend payment upon a conversion described in Section 3(e) or Section 3(f) of this Article Fourth, shall be validly issued, fully paid and non-assessable.

(vi)  The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of the Series A Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of Holder and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid or is not applicable.

(vii)  The Series A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

(viii)  Subject to applicable escheat laws, any monies set aside by the Corporation in respect of any payment with respect to shares of the Series A Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Corporation, after which reversion Holder shall look only to the general funds of the Corporation for the payment thereof. Any interest accumulated on funds so deposited shall be paid to the Corporation from time to time.

(ix)  Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations or the Certificate of Incorporation.

(x)  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(xi)  If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(xii)  All notices, requests and other communications to the holder of Series A Preferred Stock shall be in writing (including facsimile transmission) and shall be given at the address of such holder as shown on the books of the Corporation.  The holder of the outstanding share of Series A Preferred Stock may waive any notice required hereunder by a writing signed before or after the time required for notice or the action in question.  Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.

(xiii)  If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

FIFTH:         RESERVED.

SIXTH:        The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)        The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the bylaws.  Election of directors need not be by ballot unless the bylaws so provide.

(2)        The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3)        The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4)        In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

SEVENTH:         (1)   To the fullest extent permitted by the laws of the State of Delaware (as may be hereafter amended, but only to the extent such amendment provides for broader indemnification rights or as a matter of law cannot be disregarded for purposes of this Article Seventh), any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or incorporator of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation, and to have his expenses advanced, to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the Corporation. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article Seventh.  Such right of indemnification shall continue as to a person who has ceased to be a director, officer or incorporator and shall inure to the benefit of the heirs and personal representatives of such a person.  The indemnification provided by this Article Seventh shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the Bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

(2)       The Corporation may purchase and maintain insurance on behalf of any person described in Section (1) of this Article Seventh against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article Seventh or otherwise.

(3)       The provisions of this Article Seventh shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this Article Seventh and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article Seventh shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof.

(4)       The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation or similar to those conferred in this Article Seventh to directors and officers of the Corporation.

EIGHTH:         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:               The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

TENTH:              A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article Tenth is in effect shall be deemed to be doing so in reliance on the provisions of this Article Tenth, and neither the amendment or repeal of this Article Tenth, nor the adoption of any provisions of the Certificate of Incorporation inconsistent with this Article Tenth, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal or adoption of an inconsistent provision. The provisions of this Article Tenth are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

ELEVENTH:         Section 203 of the General Corporation Law of the State of Delaware shall not apply to the Corporation.